                                                                    EXHIBIT 12.1


HCPI
RATIO OF EARNINGS TO FIXED CHARGES
and RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                     1Q2002    2001      2000     1999     1998     1997
                                                                     ------    ----      ----     ----     ----     ----
RATIO OF EARNINGS TO FIXED CHARGES
----------------------------------

Fixed Charges:
      Interest Expense and Debt Amortization:                        17,536    78,489    86,747   58,458   37,625   29,505
      Pro-Rata Share of Unconsolidated Partnerships' Fixed Charges      103       530       441      414      777      850
      Rental Expense                                                     39       152       138      119      111      120
      Capitalized Interest                                              274       243       514    1,223    1,800    1,469
                                                                   --------  --------  --------  -------  -------  -------

            Fixed Charges                                            17,952    79,414    87,840   60,214   40,313   31,944
                                                                   ========  ========  ========  =======  =======  =======


Earnings:
      Net Income from Operations                                     33,625   126,529   127,466   91,398   78,654   66,446
      Add Back Fixed Charges                                         17,952    79,414    87,840   60,214   40,313   31,944
      Less Capitalized Interest                                        (274)     (243)     (514)  (1,223)  (1,800)  (1,469)
                                                                   --------  --------  --------  -------  -------  -------

         Total                                                       51,303   205,700   214,792  150,389  117,167   96,921
                                                                   ========  ========  ========  =======  =======  =======


 Ratio of Earnings to Fixed Charges                                    2.86      2.59      2.45     2.50     2.91     3.03
                                                                   ========  ========  ========  =======  =======  =======




RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
----------------------------------------------------------------

Fixed Charges:
      Interest Expense and Debt Amortization:                        17,536    78,489    86,747   58,458   37,625   29,505
      Pro-Rata Share of Unconsolidated Partnerships' Fixed Charges      103       530       441      414      777      850
      Preferred Stock Dividend                                        6,225    24,900    24,900   17,775    8,532    1,247
      Rental Expense                                                     39       152       138      119      111      120
      Capitalized Interest                                              274       243       514    1,223    1,800    1,469
                                                                   --------  --------  --------  -------  -------  -------

            Fixed Charges                                            24,177   104,314   112,740   77,989   48,845   33,191
                                                                   ========  ========  ========  =======  =======  =======


Earnings (see above)                                                 51,303   205,700   214,792  150,389  117,167   96,921
                                                                   ========  ========  ========  =======  =======  =======

 Ratio of Earnings to Fixed Charges                                    2.12      1.97      1.91     1.93     2.40     2.92
                                                                   ========  ========  ========  =======  =======  =======
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